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                                                                    EXHIBIT 23-3

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we consent to the incorporation by reference in this Registration Statement of Northrop Grumman Corporation on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933, which incorporates by reference the Registration Statement of Northrop Grumman Corporation on Form S-3 (No. 333-71290), of our reports dated February 2, 2001, appearing in the Annual Report on Form 10-K of Newport News Shipbuilding Inc. for the year ended December 31, 2000 and to the reference to us under the heading "Experts" in the Prospectus Supplements with respect to Common Stock and Equity Security Units, which are a part of the Registration Statement.


Arthur Andersen LLP
Vienna, Virginia
November 15, 2001